RULE 22C-2 AMENDMENT


         AMENDMENT entered into as of ___________________, 2007, by and between Janus Distributors LLC ("Janus"), serving as the registered distributor for the Janus Aspen Series (the "Trust") and Columbus Life Insurance Company ("Intermediary").

         WHEREAS, Intermediary, pursuant to a Participation Agreements (as defined below), purchases Shares of the Trust to fund certain variable life insurance or variable annuity contracts issued by Intermediary ("Contracts"); and

         WHEREAS, Janus and Intermediary (each a "Party" and, together, the "Parties") seek to enter into this Amendment in order for Janus and Intermediary to comply with the requirements of Rule 22c-2 ("Rule 22c-2") under the Investment Company Act of 1940, as amended (the "1940 Act"), and to make other changes to the Agreements.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Janus and Intermediary hereby agree to supplement the Participation Agreement as follows:


A. DEFINITIONS. As used in this Amendment, all capitalized terms used but not defined herein shall have the meaning set forth in Rule 22c-2.

The term "Participation Agreement" means collectively, the Participation Agreement, the Distribution and Shareholder Servicing Agreement and/or similar agreement(s) relating to transactions in Shares to which Intermediary or any of the Intermediary's predecessors, successors or affiliates (on Intermediary's behalf) and Janus and/or any of its predecessors, successors or affiliates are a party.

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or
(v) pre-arranged transfers at the conclusion of a required free look period.


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The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs;
(ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings and facsimile transmissions.

B. SHAREHOLDER INFORMATION.

B.1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

B.2. PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B.3 TIMING OF REQUESTS. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B.4 FORM AND TIMING OF RESPONSE. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in B.1, but in any event not later than ten (10) business days after receipt of a request. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in B.1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in B.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect


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intermediary from purchasing securities issued by the Fund as directed by the
Fund.. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

B.5. LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received pursuant to this Amendment for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements. Furthermore, the Fund shall use the information received pursuant to this Amendment only as is consistent with Rule 22c-2.

C. TRADING RESTRICTION INSTRUCTIONS.

C.1. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the address provided below:

_______________________________
_______________________________
_______________________________
_______________________________

Intermediary agrees that it will notify Janus in writing of any change of this address, to the address set forth below, or to such other address as Janus may provide in writing to Intermediary.

         Janus Distributors LLC
         151 Detroit Street
         Denver, Colorado 80206
         Attn:  General Counsel

          With a copy to the attention of the Chief Compliance Officer


C.2. FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific


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individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

C.3. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

C.4 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

D. EFFECTIVE DATE. This Amendment shall be effective upon its execution or, if later, upon the effectiveness of the provisions of 22c-2 relating to agreements with "financial intermediaries" (as such term is defined in Rule 22c-2). Prior to the effective date of this Amendment, the Fund and the Intermediary agree that any request made to the Intermediary by the Fund for shareholder transaction information, and the Intermediary's response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

E. TERMINATION. This Agreement will terminate upon the termination of all of the agreements that comprise the Participation Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

JANUS DISTRIBUTORS LLC                          COLUMBUS LIFE INSURANCE COMPANY


By:  __________________________                 By:  ___________________________
Name: _________________________                 Name:  Mark A. Wilkerson
Title: ________________________                 Title:  Senior Vice President



                                                By:  ___________________________
                                                Name:  Donald J. Wuebbling
                                                Title:  Senior Vice President

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